SECURITIES AND EXCHANGE COMMISSION
                     Washington D.C.  20549

                          SCHEDULE 13G

                        Amendment No. 1

           Under the Securities Exchange Act of 1934


                      NOVOSTE CORPORATION
                        (Name of Issuer)


                  Common Stock, $.01 Par Value
                 (Title of Class of Securities)


                           67010C100
                         (CUSIP Number)





The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.  67010C100


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     C. G. GREFENSTETTE, TRUSTEE FOR
     VARIOUS TRUSTS                      I.D.# ###-##-####

2    Check the Appropriate Box if Member of a Group   (a)  [  X  ]
                                            		        (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     U.S.


Number of 		    5    Sole Voting Power
Shares
Beneficially
Owned by  		    6    Shared Voting Power
Each           		    1,027,033 (See Item(4)(a))
Reporting
Person         	7    Sole Dispositive Power
With

          		    8    Shared Dispositive Power
               		    1,027,033 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,027,033

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     10.18%

12   Type of Reporting Person
     OO


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CUSIP NO.  67010C100


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND
     C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN
     TRUST U/A DATED NOVEMBER 18, 1985           I.D.# 18-2145466

2    Check the Appropriate Box if Member of a Group    (a)  [  X  ]
       		                                              (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Pennsylvania


Number of 		    5    Sole Voting Power
Shares
Beneficially
Owned by  		    6    Shared Voting Power
Each           		    444,921  (See Item(4)(a))
Reporting
Person         	7    Sole Dispositive Power
With

          		    8    Shared Dispositive Power
               		    444,921  (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     444,921

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     4.42%

12   Type of Reporting Person
     OO

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CUSIP NO.  67010C100


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     THE HILLMAN COMPANY      I.D.# 25-1011286

2    Check the Appropriate Box if Member of a Group   (a)  [  X  ]
                                            		        (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Pennsylvania


Number of 		    5    Sole Voting Power
Shares
Beneficially
Owned by  		    6    Shared Voting Power
Each           		    8,334   (See Item(4)(a))
Reporting
Person         	7    Sole Dispositive Power
With

          		    8    Shared Dispositive Power
               		    8,334  (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     8,334

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     .08%

12   Type of Reporting Person
     CO


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CUSIP NO.  67010C100


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     WILMINGTON INVESTMENTS, INC.       I.D.# 51-0034468

2    Check the Appropriate Box if Member of a Group   (a)  [  X  ]
                                            		        (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Delaware


Number of 		    5    Sole Voting Power
Shares
Beneficially
Owned by  		    6    Shared Voting Power
Each           		    8,334  (See Item(4)(a))
Reporting
Person         	7    Sole Dispositive Power
With

    		          8    Shared Dispositive Power
            	       	8,334  (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     8,334

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     .08%

12   Type of Reporting Person
     CO


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CUSIP NO.  67010C100


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     WILMINGTON SECURITIES, INC.             I.D.# 51-0114700

2    Check the Appropriate Box if Member of a Group   (a)  [  X  ]
                                            		        (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Delaware


Number of 		    5    Sole Voting Power
Shares
Beneficially
Owned by  		    6    Shared Voting Power
Each           		    8,334  (See Item(4)(a))
Reporting
Person         	7    Sole Dispositive Power
With

          		    8    Shared Dispositive Power
               		    8,334  (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     8,334

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     .08%

12   Type of Reporting Person
     CO


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CUSIP NO.  67010C100


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 11/16/64 FOR AUDREY HILLIARD HILLMAN
                    .              I.D.# 25-6064937

2    Check the Appropriate Box if Member of a Group   (a)  [  X  ]
                                            		        (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Pennsylvania


Number of 		    5    Sole Voting Power
Shares
Beneficially
Owned by  		    6    Shared Voting Power
Each           		    145,528  (See Item(4)(a))
Reporting
Person         	7    Sole Dispositive Power
With

          		    8    Shared Dispositive Power
               		    145,528  (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     145,528

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     1.44%

12   Type of Reporting Person
     OO

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CUSIP NO.  67010C100


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 11/16/64 FOR JULIET LEA HILLMAN
                                   I.D.# 25-6064939

2    Check the Appropriate Box if Member of a Group   (a)  [  X  ]
                                            		        (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Pennsylvania


Number of 		    5    Sole Voting Power
Shares
Beneficially
Owned by  		    6    Shared Voting Power
Each           		    145,528  (See Item(4)(a))
Reporting
Person         	7    Sole Dispositive Power
With

          	    	8    Shared Dispositive Power
               		    145,528  (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     145,528

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     1.44%

12   Type of Reporting Person
     OO

CUSIP NO.  67010C100


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 11/16/64 FOR HENRY LEA HILLMAN, JR.
                    .              I.D.# 25-6064938

2    Check the Appropriate Box if Member of a Group   (a)  [  X  ]
                                            		        (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Pennsylvania


Number of 		    5    Sole Voting Power
Shares
Beneficially
Owned by  		    6    Shared Voting Power
Each           		    145,528  (See Item(4)(a))
Reporting
Person         	7    Sole Dispositive Power
With

          		    8    Shared Dispositive Power
               	    	145,528  (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     145,528

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     1.44%

12   Type of Reporting Person
     OO

CUSIP NO.  67010C100


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above Person

     C. G. GREFENSTETTE AND THOMAS G. BIGLEY, TRUSTEES
     U/A/T DATED 11/16/64 FOR WILLIAM TALBOTT HILLMAN
                    .              I.D.# 25-6064940

2    Check the Appropriate Box if Member of a Group   (a)  [  X  ]
                                            		        (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Pennsylvania


Number of 		     5    Sole Voting Power
Shares
Beneficially
Owned by  		     6    Shared Voting Power
Each           		     145,528  (See Item(4)(a))
Reporting
Person          	7    Sole Dispositive Power
With

          		     8    Shared Dispositive Power
               		     145,528  (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     145,528

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     1.44%

12   Type of Reporting Person
     OO

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Item 1(a) Name of Issuer:

          Novoste Corporation

Item 1(b) Address of Issuer's Principal Executive Office:

          4350 International Boulevard, Suite C
          Norcross, Georgia 30093

Item 2(a) Name of Person Filing:

          (i) C G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Audrey Hilliard Hillman.

          (ii) C G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Juliet Lea Hillman.

          (iii) C G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Henry Lea Hillman, Jr.

          (iv) C G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for William Talbott Hillman.

          (v) Wilmington Securities, Inc., a wholly-owned subsidiary of Wilmington Investments, Inc.

          (vi) Wilmington Investments, Inc., a wholly-owned subsidiary of The Hillman Company.

          (vii)   The Hillman Company, a corporation controlled by the HLH
                  Trust.

          (viii) Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 (the "HLH Trust").

Item 2(b) Address of the Principal Business Office:

          Wilmington Securities, Inc. and Wilmington Investments, Inc. 824 Market Street, Suite 900
          Wilmington, Delaware 19801



          The Hillman Company, Henry L. Hillman, Elsie Hilliard Hillman and
          C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 and C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Audrey Hilliard Hillman, Juliet Lea Hillman, Henry Lea Hillman, Jr. and William Talbott Hillman
          1900 Grant Building
          Pittsburgh, Pennsylvania 15219

Item 2(c) Citizenship:

          Wilmington Securities, Inc. and Wilmington Investments, Inc. are Delaware corporations.

          The Hillman Company is a Pennsylvania corporation.

          Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985, and C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Audrey Hilliard Hillman, Juliet Lea Hillman, Henry Lea Hillman, Jr. and William Talbott Hillman are Pennsylvania trusts.

Item 2(d) Title of Class of Securities:

          Common Stock, $.01 Par Value

Item 2(e) CUSIP Number

          67010C100

Item 3         Not Applicable

Item 4         Ownership:

       (a) Amount Beneficially Owned:

           145,528 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Audrey Hilliard Hillman, (together with the three trusts of even date named below the "1964 Trusts"), a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1964 Trusts, the HLH Trust, The Hillman Company, Wilmington Investments, Inc. and Wilmington Securities, Inc.

           145,528 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Juliet Lea Hillman , a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1964 Trusts, the HLH Trust, The Hillman Company, Wilmington Investments, Inc. and Wilmington Securities, Inc.


           145,528 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for Henry Lea Hillman, Jr., a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1964 Trusts, the HLH Trust, The Hillman Company, Wilmington Investments, Inc. and Wilmington Securities, Inc.

           145,528 shares of Common Stock are owned of record and beneficially by C. G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated November 16, 1964 for William Talbott Hillman, a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the 1964 Trusts, the HLH Trust, The Hillman Company, Wilmington Investments, Inc. and Wilmington Securities, Inc.

           8,334 shares of Common Stock are subject to options owned by Wilmington Securities, Inc. Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc. is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust.

           436,587 shares of Common Stock are owned of record and beneficially by Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985, a Pennsylvania irrevocable trust. C. G. Grefenstette shares power to vote or to direct the vote and shares power to dispose or to direct the disposition of the shares of stock owned by the HLH Trust, the 1964 Trusts, The Hillman Company, Wilmington Investments, Inc. and Wilmington Securities, Inc.

       (b) Percent of Class:

           10.18%

       (c) Number of Shares as to which such person has:

           (i)   sole power to vote or direct the vote



           (ii)  shared power to vote or to direct the vote
                                                         1,027,033
                                                  (See Item (4)(a))


           (iii) sole power to dispose or to direct the disposition of



           (iv)  shared power to dispose or to direct the disposition of
                                                           1,027,033
                                                    (See Item (4)(a))

Item 5 Ownership of Five Percent or Less of a Class:

       Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

       Not Applicable


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

       Not Applicable

Item 8 Identification and Classification of Members of the Group:

       Not Applicable

Item 9 Notice of Dissolution of Group:

       Not Applicable

Item 10    Certification:

       Not Applicable


                            SIGNATURES

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   WILMINGTON SECURITIES, INC.

                                        /s/ Andrew H. McQuarrie
                                   By: _______________________________
                                          Andrew H. McQuarrie, Vice President

                                   WILMINGTON INVESTMENTS, INC.

                                        /s/ Andrew H. McQuarie
                                   By: _______________________________
                                          Andrew H. McQuarrie, Vice President

                                   THE HILLMAN COMPANY

                                        /s/ Lawrence M. Wagner
                                   By: _______________________________
                                             Lawrence M. Wagner,  President


                                   HENRY L. HILLMAN, ELSIE HILLIARD.
                                   HILLMAN AND C. G. GREFENSTETTE,
                                   TRUSTEES OF THE HENRY L.
                                   HILLMAN TRUST U/A DATED
                                   NOVEMBER 18, 1985

                                        /s/ C. G. Grefenstette
                                   __________________________________
                                              C. G. Grefenstette, Trustee

                                   C. G. GREFENSTETTE AND THOMAS
                                   G. BIGLEY, TRUSTEES U/A/T DATED
                                   NOVEMBER 14, 1964 FOR:

                                        AUDREY HILLIARD HILLMAN
                                        JULIET LEA HILLMAN
                                        HENRY LEA HILLMAN, JR.
                                        WILLIAM TALBOTT HILLMAN

                                        /s/ C. G. Grefenstette
                                   __________________________________
                                        C. G. Grefenstette, Trustee

                                        /s/ Thomas G. Bigley
                                   __________________________________
                                        Thomas G. Bigley, Trustee


    February 12, 1998
    Date

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